Exhibit 6

                              ACI ESCROW AGREEMENT


      This ACI Escrow Agreement ("Agreement") is entered into as of May 2, 1996 among Prime Venture I Holdings, L.P., a Delaware limited partnership ("Holdings"), Prime Cable Growth Partners, L.P., a Delaware limited partnership ("Growth"), Prime Venture II, L.P., a Delaware limited partnership ("PVII"), Austin Ventures, L.P., a Delaware limited partnership ("AV"), William Blair Ventures Partners III Limited Partnership, an Illinois limited partnership ("WBVP"), Centennial Fund II, L.P., a Delaware limited partnership ("CFII"), Centennial Fund III, L.P., a Colorado limited partnership ("CFIII"), and Centennial Business Development Fund, Ltd., a Colorado limited partnership ("CBDF," and collectively with Holdings, Growth, PVII, AV, WBVP, CFII and CFIII, the "Sellers" and each, individually, a "Seller"), and Texas Commerce Bank National Association, as escrow agent ("Escrow Agent").

      WHEREAS, Sellers are the owners of all of the issued and outstanding stock of Alaska Cable, Inc., a Delaware corporation ("ACI"); and

      WHEREAS, Sellers are parties to that certain Securities Purchase and Sale Agreement of even date herewith (the "GCI Agreement") with General Communication, Inc., an Alaska corporation ("GCI"), et al., pursuant to which Sellers have agreed to merge (the "GCI Merger") ACI with and into GCI (or a wholly-owned subsidiary of GCI) in a transaction which qualifies as a tax-free "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; and

      WHEREAS, in consideration of the consummation of the GCI Merger, Sellers will receive shares of GCI's Class A Common Stock ("GCI Class A Stock") in exchange for their stock in ACI;

      NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the execution and delivery hereof, Sellers and Escrow Agent hereby agree as follows:

      1. Definitions. For purposes of this Agreement, "GCI Merger Closing Date" shall mean that date on which the closing of the GCI Merger occurs pursuant to the terms of the GCI Agreement.

      2. Escrow Agent. Sellers appoint and designate Texas Commerce Bank National Association as escrow agent for the purposes set forth in this Agreement, and Texas Commerce Bank National Association accepts such appointment on the terms provided in this Agreement.

      3. Deposit with Escrow Agent. On the GCI Merger Closing Date, (i) each Seller (other than CFII, CFIII and CBDF) shall deliver or cause to be delivered to Escrow Agent that number of shares of GCI Class A Stock equal to (A) fifty percent (50%) of the aggregate number of shares of GCI Class A Stock received by such Seller on the GCI Merger Closing Date in connection with the consummation of the GCI Merger pursuant to the GCI Agreement, less (B) the number of the Sellers' Indemnity Shares (as defined in the GCI Agreement) deposited into the Escrow Holdback (as defined in the GCI Agreement) by such Sellers pursuant to the GCI Agreement as set forth on Schedule 1A to the GCI Agreement, and (ii) CFII, CFIII and CBDF shall deliver or cause to be delivered to Escrow Agent that number of shares of GCI Class A Stock equal to (A) fifty percent (50%) of the aggregate number of shares of GCI Class A Stock received by them as a group on the GCI Merger Closing Date in connection with the consummation of the GCI Merger pursuant to the GCI Agreement, less (B) the number of the Sellers' Indemnity Shares deposited into the Escrow Holdback by CFII, CFIII and CBDF pursuant to the GCI Agreement as set forth on Schedule 1A to the GCI Agreement, (the shares of GCI Class A Stock delivered to Escrow Agent hereunder by a particular Seller being referred to as such Seller's
"Deposited Escrow Shares," and all such Sellers' Escrow Shares, and all such shares being collectively referred to as the "Sellers' Escrow Shares").
Escrow Agent shall accept such Sellers' Escrow Shares, and shall hold and disburse such Sellers' Escrow Shares, in accordance with the terms of this Agreement.

      4. Sellers' Representations. Each Seller represents and warrants to the others that it has no current plan or intention to sell or otherwise distribute (other than distributions to such Seller's partners; and each Seller represents and warrants to the others that it has no knowledge that any distributee partner has any current plan or intention to sell or otherwise distribute) on or after the Escrow Disbursement Date (as defined in paragraph 5(a) below) any of the shares of GCI Class A Stock received by them in exchange for their stock in ACI in connection with the GCI Merger.

      5. Disbursement of Sellers' Escrow Shares. Escrow Agent will disburse to each Seller such Seller's Deposited Escrow Shares on that date (the "Escrow Disbursement Date") which is one year and five days after the Closing Date.

      6.    Rights, Duties and Liabilities of Escrow Agent.

            (a) Escrow Agent assumes no responsibility for the validity or sufficiency of any document or paper or payment deposited or called for under this Agreement except as may be expressly and specifically set forth in this Agreement, and the duties and responsibilities of Escrow Agent under this Agreement are limited to those expressly and specifically stated in this Agreement.

            (b) Escrow Agent will not be personally liable for any act it may do or omit to do under this Agreement as such escrow agent while acting in good faith and in the exercise of its own best judgment, and any act done or omitted by it pursuant to the written advice of its counsel will be conclusive evidence of such good faith unless, in any event, the same constitutes gross negligence or willful misconduct. Escrow Agent will have the right at any time to consult with its counsel upon any question arising under this Agreement and will incur no liability for any delay reasonably required to obtain the advise of counsel.

            (c) Other than those notices or demands expressly provided in this Agreement, Escrow Agent is expressly authorized to disregard any and all notices or demands given by Sellers or by any other person, firm or corporation, excepting only orders or process of court, and Escrow Agent is expressly authorized to comply with and obey any and all final process, orders, judgment, or decrees of any court, and to the extent Escrow Agent obeys or complies with any thereof of any court, it will not be liable to any party to this Agreement or to any other person, firm or corporation by reason of such compliance.

            (d) In consideration of the acceptance of this Agreement by Escrow Agent, Sellers jointly and severally agree, for themselves and their respective successors and assigns, to promptly pay Escrow Agent its fee and its reasonable costs and expenses (including court costs and the reasonable fees of its attorneys, accountants and other consultants and professionals) incurred by it in connection with its services as escrow agent as contemplated by this Agreement. As among themselves, Sellers agree that they will be responsible for such fee and expenses on a pro rata basis based upon each Seller's portion of the Sellers' Escrow Shares. Escrow Agent's fee will be $1,250. Such sum is intended as compensation for Escrow Agent's ordinary services as contemplated by this Agreement. In the event that Escrow Agent renders services not provided for in this Agreement, Escrow Agent will be entitled to receive from Sellers reasonable compensation and reasonable costs for such extraordinary services, and such compensation and costs will be borne by Sellers on a pro rata basis as provided above.

            (e) Escrow Agent will be under no duty or obligation to ascertain the identity, authority or right of any Sellers (or their agents) to execute or deliver or purport to execute or deliver this Agreement or any certificates, documents or papers or payments deposited or called for or given under this Agreement.

            (f) Escrow Agent will not be liable for the outlawing of any rights under any statute of limitations or by reason of laches in respect of this Agreement or any documents or papers deposited with Escrow Agent.

            (g) In the event of any dispute among the parties to this Agreement as to the facts or as to the validity or meaning of any provision of this Agreement, or any other fact or matter relating to this Agreement or to the transactions among Sellers, Escrow Agent is instructed that it will be under no obligation to act, except in accordance with this Agreement or under process or order of court or, if there be no such process or order, until it has filed or caused to be filed an appropriate action interpleading Sellers and delivering the Indemnity Escrow Shares (or the portion thereof in dispute) to such court, and Escrow Agent will sustain no liability for its failure to act pending such process of court or order or interpleader of action.

      7. Modification of Agreement. The provisions of this Agreement may be supplemented, altered, amended, modified, or revoked in writing only, signed by all Sellers and Escrow Agent, and upon payment of all costs and expenses incident thereto.

      8. Assignment of Agreement. No assignment, transfer, conveyance or hypothecation of any right, title or interest in and to the subject matter of this Agreement will be binding upon any party, including Escrow Agent, unless all costs and expenses incident thereto have been paid and then only by the assent thereto by all parties in writing.

      9.    Miscellaneous.

            (a) All notices and communications under this Agreement will be in writing and will be deemed to be duly given if sent by registered mail, return receipt requested, personal delivery or telecopy (during the recipient's normal business hours) at the address set forth on Annex 1 attached hereto; or at such other address or telecopy number as any of the above may have furnished to the other parties in writing and any such notice or communication given in the manner specified in this Section 9(a) will be deemed to have been given as of the date received. In the event that Escrow Agent, in its sole discretion, determines that an emergency exists, Escrow Agent may use such other means of communication as Escrow Agent deems advisable.

            (b) The undertakings and agreements contained in this Agreement will bind and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

            (c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original. Whenever pursuant to this Agreement Sellers are to deliver a jointly signed writing to Escrow Agent or jointly advise Escrow Agent in writing, such writing may in each and all cases be signed jointly or in counterparts and such counterparts will be deemed to be one instrument.

            (d) Escrow Agent may resign and be discharged from its duties or obligations under this Agreement by giving notice in writing of such resignation to Sellers at least 30 days in advance of such resignation (unless waived in writing by Sellers). Such resignation will be effective upon the appointment by Sellers of a successor escrow agent, which will be a federally chartered bank having combined capital and surplus of at least $250,000,000.00; provided, that if any such appointment of any successor agent is not effectuated within 30 days of such written notice, Escrow Agent may file an action for interpleader and deposit all funds with a court of competent jurisdiction, all as provided for in
Section 5(g). Any such successor escrow agent will be appointed by a written instrument mutually satisfactory to and executed by Sellers, Escrow Agent and the successor escrow agent. Any successor escrow agent appointed under the provisions of this Agreement will have all of the same rights, powers, privileges, immunities and authority with respect to the matters contemplated herein as are granted herein to Escrow Agent.

            (e) Sellers hereby jointly and severally agree to indemnify Escrow Agent for, and to hold it harmless against, any loss, liability or reasonable out-of-pocket expense (including court costs and the reasonable fees of its attorneys, accountants and other consultants and professionals) arising out of or in connection with this Agreement and carrying out its duties hereunder, including the reasonable out-of-pocket costs and expenses of defending itself against any claim of liability, except in those cases where Escrow Agent has been finally determined by an unappealable order of a court of competent jurisdiction to have been guilty of gross negligence or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event will Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

            (f) Sellers are providing Escrow Agent with their Tax Identification Number (TIN) as assigned by the Internal Revenue Service below their signatures to this Agreement. All dividends declared and paid, whether in cash or in stock, on or with respect to the Deposited Escrow Shares will be promptly delivered to the Seller who deposited such Deposited Escrow Shares and reported by the recipient to the Internal Revenue Service as having been delivered. Anything to the contrary in this Agreement notwithstanding, the Seller's Escrow Shares will at all times be owned of record and beneficially by Sellers, and Sellers will at all times have and be entitled to exercise sole voting power and, subject to paragraph 5, the power to dispose of or transfer, the Sellers' Escrow Shares.

            (g) This Agreement will be governed by and construed in accordance with the law of the State of Texas without regard to its principles of conflicts of laws and any action brought under this Agreement will be brought in the courts of the State of Texas, located in Austin, Travis County, Texas. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-convenience or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of such courts.

            (h) Except as otherwise specified herein, each of the parties will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

            (i) If any legal action or proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonably attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

            (j) The provisions of this Agreement shall apply to any shares or other securities resulting from any stock split or reverse split, reclassification, subdivision, consolidation or reorganization of any shares or other securities of GCI and to any shares or other securities of GCI or any successor company which may be received by any of the parties hereto by virtue of their respective ownership of any shares of the Sellers' Escrow Shares.